AMERICAN GENERAL LIFE INSURANCE COMPANY

PENSION AND PROFIT SHARING PLAN ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Contract Date shown on the Contract Data Page.

THE FOLLOWING PROVISIONS APPLY TO A CONTRACT WHICH IS ISSUED UNDER A PLAN QUALIFIED UNDER INTERNAL REVENUE CODE (“IRC”) SECTION 401. IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CONTRACT, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

1)	The Annuitant of this Contract will be the applicable Owner under the Plan and the Owner of this Contract will be as designated in the Plan.

2)

This Contract, and the benefits under it, cannot be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

3)	The terms of this Contract and Endorsement are subject to the provisions of the plan under which this Contract and Endorsement are issued.

4)	The Unisex annuity rates pertaining to the Actuarial Basis of Computation shown in the Contract will be furnished upon Your request.

All other terms and conditions of the Contract remain unchanged.

AMERICAN GENERAL LIFE INSURANCE COMPANY

AGE-6067 (12/15)	1